Exhibit 99.1

NEWSfrom Carrington
FOR IMMEDIATE RELEASE
For Information Contact:
Carlton E. Turner, Chief Executive Officer
(972) 518-1300

CARRINGTON PRESIDENT AND CHIEF EXECUTIVE OFFICER
CARLTON E. TURNER ANNOUNCES PLAN TO RETIRE ON DECEMBER 31, 2008

IRVING, TEXAS-- May 21, 2007 -- In response to a shareholder question at Carrington Laboratories, Inc. (Nasdaq: CARN) annual meeting of shareholders held on May 17, 2007, Carlton E. Turner, Ph.D., D.Sc., announced his intention to retire from his position as President and Chief Executive Officer of Carrington, effective December 31, 2008. He added that between now and then he is committed to moving forward with the execution of the Company's plans for building its core business and completing the clinical development and licensing plans for its GelSite® drug and vaccine delivery systems. The Board and Dr. Turner are developing a plan for a smooth and successful transition of Company management.

About Carrington
Carrington Laboratories, Inc. is an ISO 9001-certified, research-based, biopharmaceutical and consumer products company currently utilizing naturally-occurring complex carbohydrates to manufacture and market products for mucositis, radiation dermatitis, wound and oral care, as well as to manufacture and market the nutraceutical raw material Manapol® and cosmetic raw material Hydrapol™. Carrington also manufactures and markets consumer products and manufactures quality products for other companies. Manufacturing operations comply with cGMP standards. Carrington's DelSite Biotechnologies subsidiary is developing its proprietary GelSite® technology designed to provide controlled release of peptide and protein-based drugs. Carrington's technology is protected by more than 130 patents in 26 countries. Select products carry the CE mark, recognized by more than 20 countries around the world. For more information, visit www.carringtonlabs.com.

Certain statements in this release concerning Carrington may be forward-looking. Actual events will be dependent upon a number of factors and risks including, but not limited to: subsequent changes in plans by the Company's management; delays or problems in formulation, manufacturing, distribution, production and/or launch of new finished products; changes in the regulatory process; changes in market trends; and a number of other factors and risks described from time to time in the Company's filings with the Securities & Exchange Commission, including the Form 10-Q, filed May 15, 2007.